UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2024

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W 57th St, #33B

New York, New York 10019

(Address of Principal Executive Offices)

972- 4-770-4055

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Steven Nelson as Chief Commercial Officer

Effective as of June 5, 2024, the Board of Directors of DarioHealth Corp., or the Company, appointed Steven Nelson, age 51, to serve as its Chief Commercial Officer.

From October 2018 to September 2023, Mr. Nelson served as President and Chief Executive Officer of Contigo Health, a Premier Inc. subsidiary, where he previously served as Chief Operating Officer from 2017 to 2018, Vice President of Strategy, Planning, & Innovation from 2015 to 2016 and Chief of Staff in 2016. From 2007 to 2014, he served as Senior Vice President of Strategy, Product, & Marketing at Highmark Inc., a healthcare company. Prior to Highmark, from 2012 to 2014, he served as the Senior Vice President of Executive Oversight at Allegheny Health Network, a healthcare company. Earlier in his career, Mr. Nelson was a Senior Vice President for General Nutrition Centers, General Manager of Brand Marketing & Promotions for MET-Rx &Worldwide Sports Nutrition, Vice President of International Marketing for 141 Communicator, and Director of Marketing & Omnicom Integration for GMR Marketing. Mr. Nelson holds a Bachelor of Science in Education from the University of Pittsburgh at Johnstown and a Master of Arts in Business Administration from Ohio University.

Pursuant to an offer letter, or the Letter, dated May 29, 2024, and executed by and between the Company and Mr. Nelson, the Company agreed to pay Mr. Nelson an annual base salary of $400,000. Mr. Nelson shall also be subject to a six-month non-competition and one-year non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Mr. Nelson will also be entitled to certain expense reimbursements and other standard benefits, including vacation and sick leave. Mr. Nelson will be entitled to receive an annual incentive bonus of up to $400,000, subject to certain milestones and performance targets.

In conjunction with his appointment as Chief Commercial Officer, the Company agreed to issue Mr. Nelson a stock option to purchase up to 500,000 shares of common stock, with such shares vesting over three years, with one third of such shares vesting on June 1, 2025, and the remaining shares vesting in equal quarterly amounts.

In addition, the Company agreed to issue Mr. Nelson a stock option to purchase 400,000 shares of common stock, of which 150,000 shares commence vest upon the Company achieving 92% of a targeted revenue amount for the year ended December 31, 2024, and the remaining balance of 250,000 shares if the annual revenue is 100% or more of a targeted amount, provided, however that such options shall be canceled if the annual revenue does not reach at least 92% of the targeted amount. The Company also agreed to issue Mr. Nelson a stock option to purchase 450,000 shares of common stock, for each of the years ending December 31, 2025, December 31, 2026 and December 2027, of which 150,000 shares commence vesting if the Company’s annual revenue is at least 92% of a targeted amount, 150,000 shares commence vesting if the Company’s annual revenue is 100% or more of the targeted amount and an additional 150,000 shares will commence vesting upon reaching certain annual goals as determined by the Company’s Board of Directors for such fiscal year, provided, however that such options shall be canceled if the annual revenue does not reach at least 92% of the targeted amount. Each of the performance options vest over a three-year period commencing on the first day of the following fiscal year to which such option relates, at the rate of 8.33% per quarter, at the last day of the relevant fiscal quarter.

All options were granted as an inducement material to Mr. Nelson becoming an employee of the Company, in accordance with Nasdaq Listing Rule 5635(c)(4).

Except as otherwise set forth herein, there is no arrangement or understanding between Mr. Nelson and any other person pursuant to which he was appointed as Chief Commercial Officer and there are no transactions in which Mr. Nelson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Departure of Richard Anderson as President

On May 30, 2024, the Company and Richard Anderson, the Company’s President, mutually agreed for Mr. Anderson to cease serving in his role as President of the Company. Mr. Anderson’s departure was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company intends to retain Mr. Anderson as a consultant and member of its Advisory Board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1^	Offer Letter dated May 29, 2024, by and between DarioHealth Corp. and Steven Nelson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

^	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2024	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
Name: Zvi Ben David Title: Chief Financial Officer, Treasurer and Secretary